Exhibit (a)(1)(b)

June 28, 2007

Holders of Warrants issued in December 2006

Re:	NeoMagic Warrant Amendment Program

Dear Ladies and Gentlemen:

I am happy to announce that we are offering you the opportunity to participate in a Warrant Amendment Program. As you know, we issued warrants to investors in our financing that occurred in December 2006 (the “2006 Warrants”). Recent decisions by the Securities and Exchange Commission about how we must account for these 2006 Warrants will have adverse accounting consequences for us in the future. If the 2006 Warrants are amended, the unfavorable accounting consequences to the Company will be eliminated.

The Warrant Amendment Program will allow you to agree to the amendment of your 2006 Warrants so that you will no longer be able to cash exercise your 2006 Warrants, but you will be able to do a “net exercise” at any time during the term of the Warrant. Your 2006 Warrants that you choose to have amended (the “Amended Warrants”) will cover the same number of shares as your 2006 Warrants before their amendment and, except as described above, will remain subject to all of the same terms and conditions as your 2006 Warrants before this amendment.

If you participate, you must elect to amend all of your 2006 Warrants.

Amended Warrants will expire on the scheduled expiration of your original eligible 2006 Warrants.

SEC regulations require that we have an offer period that gives you at least twenty (20) business days to decide whether to participate in the Warrant Amendment Program. At the end of the twenty (20) business days, we will close the offer period and the 2006 Warrants that are accepted for inclusion in the Warrant Amendment Program will be amended effective as of the closing of the offering period. We expect the offer period to close on July 27, 2007.

The Warrant Amendment Program is being made under the terms and subject to the conditions of an Offer to Amend and the related Election Form, Withdrawal Form and Warrant Amendment, which are attached and are available in our SEC filing and can be accessed on the SEC’s web site at www.sec.gov. You should carefully read all of these documents before you decide whether or not to participate in the offer.

We have attempted to anticipate many of the questions you may have regarding the terms of the Warrant Amendment Program and have included some frequently asked questions as part of the Offer to Amend. We will also distribute to you an addendum setting forth your 2006 Warrants and the date through which such warrants will remain exercisable.

Participation is completely voluntary. Participating in the offer involves risks that are discussed in the Offer to Amend. We recommend that you speak with your own personal financial planner or other personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Warrant Amendment Program. If you choose not to participate, you will retain your current warrants under their current terms and conditions.

To participate in the Warrant Amendment Program, you must properly complete and sign the Election Form and Warrant Amendment and return it to Stock Administration before the offer expires at 4:00 p.m., Pacific Time, on July 27, 2007 by facsimile at (408) 988-7030 or by hand or overnight courier to NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, Attention: Charlotte Willson. If Ms. Willson has not received your properly completed and signed Election Form and Warrant Amendment before the offer expires, you will have rejected this offer and you will keep your current warrants. These documents are included with the Offer to Amend, which is enclosed, and are available in our SEC filing, which can be accessed on the SEC’s web site at www.sec.gov.

Please carefully read all of the offer documents. This letter is an introduction to the offer, but does not detail all the terms and conditions that apply. You should direct questions about the offer or requests for additional copies of this Offer to Amend and the other Warrant Amendment Program documents to Charlotte Willson, NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3965.

Very truly yours,

/s/ Douglas R. Young
President and Chief Executive Officer NeoMagic Corporation